EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Nine Months Ended September 30,
(dollars in thousands)	2012	2013	2014	2015	2016	2016	2017
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$185,912	$102,245	$384,213	$636,117	$709,253	$572,065	$360,628
Fixed charges	359,947	460,918	485,762	498,253	536,607	405,629	359,613
Capitalized interest	(9,777)	(6,700)	(7,150)	(8,670)	(16,943)	(12,109)	(10,033)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,395	4,142	2,427	2,586	1,681	1,465	7,825
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	2,415	6,770	(147)	(4,799)	(4,267)	(2,553)	(7,735)
Earnings	$549,892	$567,375	$865,105	$1,123,487	$1,226,331	$964,497	$710,298

Fixed charges:
Interest expense(1)	$361,565	$458,360	$481,039	$492,169	$521,345	$394,985	$357,405
Capitalized interest	9,777	6,700	7,150	8,670	16,943	12,109	10,033
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,395)	(4,142)	(2,427)	(2,586)	(1,681)	(1,465)	(7,825)
Fixed charges	$359,947	$460,918	$485,762	$498,253	$536,607	$405,629	$359,613

Consolidated ratio of earnings to fixed charges	1.53	1.23	1.78	2.25	2.29	2.38	1.98

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$185,912	$102,245	$384,213	$636,117	$709,253	$572,065	$360,628
Fixed charges	359,947	460,918	485,762	498,253	536,607	405,629	359,613
Capitalized interest	(9,777)	(6,700)	(7,150)	(8,670)	(16,943)	(12,109)	(10,033)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,395	4,142	2,427	2,586	1,681	1,465	7,825
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	2,415	6,770	(147)	(4,799)	(4,267)	(2,553)	(7,735)
Earnings	$549,892	$567,375	$865,105	$1,123,487	$1,226,331	$964,497	$710,298

Fixed charges:
Interest expense(1)	$361,565	$458,360	$481,039	$492,169	$521,345	$394,985	$357,405
Capitalized interest	9,777	6,700	7,150	8,670	16,943	12,109	10,033
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,395)	(4,142)	(2,427)	(2,586)	(1,681)	(1,465)	(7,825)
Fixed charges	359,947	460,918	485,762	498,253	536,607	405,629	359,613
Preferred stock dividends	69,129	66,336	65,408	65,406	65,406	49,055	37,734
Combined fixed charges and preferred stock dividends	$429,076	$527,254	$551,170	$563,659	$602,013	$454,684	$397,347

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.28	1.08	1.57	1.99	2.04	2.12	1.79

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at January 1, 2014 to discontinued operations.